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                                                             EXHIBIT (d)(3)(iii)

[ING FUNDS LETTERHEAD]

December 3, 2004

ING Investment Management Co.
Attention: Michael Gioffre
10 State House Square
Hartford, CT 06103

Dear Mr. Gioffre:

On Wednesday, November 10, 2004, the Board of Trustees of ING Mutual Funds voted to replace ING Investment Management Co. as Sub-Adviser to ING Worldwide Growth Fund. This change will be effective upon the close of business on Monday, January 31, 2005. At that time, NWQ Investment Management Company, LLC will assume sub-advisory duties as of the opening of business on Tuesday morning, February 1, 2005.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Finally, on a personal note, I want to thank you and your team for all your support throughout this process. We continue to value our relationship with your firm.

Very truly yours,

/s/ James M. Hennessy
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James M. Hennessy
President and Chief Executive Officer
ING Mutual Funds